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                                  EXHIBIT 23.3
                          CONSENT OF COOPERS & LYBRAND
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-4 of our report dated February 12, 1998, on our audits of the consolidated financial statements of International Verifact Inc. We also consent to the incorporation by reference of our report dated February 12, 1998, on our audits of the consolidated financial statements of International Verifact Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual report on Form 20-F. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand

Chartered Accountants
Toronto, Ontario

May 22, 1998